Exhibit 5.21

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned company hereby consents to (1) the references to the undersigned company’s name included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp. in connection with the report entitled “Preliminary Economic Assessment for Tthe Heldeth Túé (J Zone) Deposit, Waterbury Lake Property, Northern Saskatchewan, Canada” dated December 23, 2020, and (2) all other references to the undersigned company included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp.

Dated: September 16, 2021

LAWRENCE, DEVON, SMITH & ASSOCIATES LTD.

By:	/s/ L.D. Smith
Name:	L.D. Smith
Title:	Principal